SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                        Under the Securities Act of 1934




                         Penn National Gaming, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    707569109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2008
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 707569109                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS


     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    4,101,225
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    4,101,225
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,101,225

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707569109                     13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR TRS HOLDINGS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    4,101,225
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    4,101,225
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,101,225

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707569109                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR CAPITAL MARKETS CORPORATION


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    4,101,225
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    4,101,225
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,101,225

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707569109                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR ASSET MANAGEMENT HOLDINGS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    4,101,225
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    4,101,225
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,101,225

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707569109                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR FUND ADVISORS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    4,101,225
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    4,101,225
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,101,225

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1(a).  Name of Issuer:

           Penn National Gaming, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            825 Berkshire Blvd., Suite 200
            Wyomissing Professional Center
            Wyomissing PA 19610

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Friedman, Billings, Ramsey Group, Inc.
            FBR TRS Holdings, Inc.
            FBR Capital Markets Corporation
            FBR Asset Management Holdings Inc.
            FBR Fund Advisors, Inc.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                Friedman, Billings, Ramsey Group, Inc.
                FBR TRS Holdings, Inc.
                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.
                FBR Fund Advisors, Inc.
                1001 Nineteenth Street North
                Arlington, VA 22209

            ____________________________________________________________________

Item 2(c).  Citizenship:

                Friedman, Billings, Ramsey Group, Inc.
                FBR TRS Holdings, Inc.
                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.

                Virginia

                FBR Fund Advisors, Inc.

                Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common stock, no par value per share

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            707569109

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 707569109                   13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                Friedman, Billings, Ramsey Group, Inc.4,101,225
                FBR TRS Holdings, Inc.                4,101,225
                FBR Capital Markets Corporation       4,101,225
                FBR Asset Management Holdings Inc.    4,101,225
                FBR Fund Advisors, Inc.               4,101,225
          ______________________________________________________________________

     (b)  Percent of class:

                Friedman, Billings, Ramsey Group, Inc.  5.28%
                FBR TRS Holdings, Inc.                  5.28%
                FBR Capital Markets Corporation         5.28%
                FBR Asset Management Holdings Inc.      5.28%
                FBR Fund Advisors, Inc.                 5.28%

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Friedman, Billings, Ramsey Group, Inc.  0
                FBR TRS Holdings, Inc.                  0
                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisors, Inc.                 0


          (ii)  Shared power to vote or to direct the vote:

                Friedman, Billings, Ramsey Group, Inc.  4,101,225
                FBR TRS Holdings, Inc.                  4,101,225
                FBR Capital Markets Corporation         4,101,225
                FBR Asset Management Holdings Inc.      4,101,225
                FBR Fund Advisors, Inc.                 4,101,225


          (iii) Sole power to dispose or to direct the disposition of:

                Friedman, Billings, Ramsey Group, Inc.  0
                FBR TRS Holdings, Inc.                  0
                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisors, Inc.                 0



          (iv)  Shared power to dispose or to direct the disposition of:

                Friedman, Billings, Ramsey Group, Inc.  4,101,225
                FBR TRS Holdings, Inc.                  4,101,225
                FBR Capital Markets Corporation         4,101,225
                FBR Asset Management Holdings Inc.      4,101,225
                FBR Fund Advisors, Inc.                 4,101,225




Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

        Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         FBR Fund Advisors, Inc.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 13, 2009
                                        ----------------------------------------

                                                     (Date)

                                        Friedman, Billings, Ramsey Group, Inc.*


                                              /s/ D. Scott Parish
                                        ----------------------------------------
                                                     (Signature)

                                                  D. Scott Parish
                                                  Assistant Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR TRS Holdings, Inc.*


                                            /s/ Kurt R. Harrington
                                        ----------------------------------------
                                                     (Signature)

                                                  Kurt R. Harrington
                                       Executive Vice President, Chief Financial
                                        Officer and Treasurer
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR Capital Markets Corporation*


                                            /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Assistant Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR Asset Management Holdings, Inc.*


                                               /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)



                                        FBR Fund Advisers, Inc.*


                                             /s/ Winsor H. Aylesworth
                                        ----------------------------------------
                                                     (Signature)

                                                  Winsor H. Aylesworth
                                               Treasurer and Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

*The Reporting Persons disclaim beneficial ownership in the shares represented herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



                                                        Exhibit A


                                AGREEMENT


        The undersigned agree that this Schedule 13G dated February 13, 2009, relating to the Common stock, no par value per share, of Penn National Gaming, Inc. shall be filed on behalf of the undersigned.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.*



By:      /s/ Scott Parish
Name:  Scott Parish
Title: Assistant Corporate Secretary


FBR TRS HOLDINGS, INC,*



By:   /s/ Kurt R. Harrington
Name:   Kurt R. Harrington
Title:  Executive Vice President, Chief
        Financial Officer and Treasurer


FBR CAPITAL MARKETS CORPORATION*



By:   /s/ Ann Marie Pulsch
Name:   Ann Marie Pulsch
Title:  Assistant Corporate Secretary


FBR ASSET MANAGEMENT HOLDINGS, INC.



By:     /s/ Ann Marie Pulsch
Name:   Ann Marie Pulsch
Title:  Corporate Secretary



FBR FUND ADVISERS, INC.*



By:   /s/ Winsor H. Aylesworth
Name:   Winsor H. Aylesworth
Title:  Treasurer and Corporate Secretary


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein